Exhibit 99.1

Contacts:	Robert Saltmarsh	Michael Moore
	Chief Financial Officer	Atkins + Associates
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3497
	rsaltmarsh@nanogen.com	mmoore@irpr.com

NANOGEN REPORTS PRELIMINARY 2005 FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, CA, May 3, 2005 – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today announced its unaudited financial results for the quarter ended March 31, 2005 and reaffirmed its financial guidance for 2005.

Total revenues for the first quarter of this year increased by 47 percent to $3.2 million from $2.2 million in the same period in 2004, and $1.0 million in the fourth quarter of 2004. Product revenues for the first quarter of 2005 were $1.2 million compared to $1.1 million for the first quarter of 2004 and $0.4 million in the fourth quarter of 2004. This is the first complete quarter of financial results that reflect operations of Epoch Biosciences which was acquired on December 16, 2004.

Nanogen’s research and development, and selling, general and administrative operating expenses for the first quarter of 2005 were $10.9 million. The same expenses in the first quarter of 2004 were $7.9 million, which did not include expenses of the businesses of SynX Pharma and Epoch Biosciences which were acquired later in the year. Nanogen’s expenses in the first quarter of 2005 were consistent with the expenses of $10.8 million in the fourth quarter of 2004, reflecting continued cost management and operating efficiencies.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the first quarter of 2005 was $39.8 million, compared to $51.9 million at the close of the previous quarter. Cash used during the first quarter included approximately $2.3 million of payments for costs associated with the acquisition of Epoch.

For the quarter ended March 31, 2005, Nanogen reported a net loss of $8.3 million or $0.17 per share, compared to a net loss of $5.4 million or $0.20 per share in the first quarter of 2004 and a loss of $11.2 million or $0.31 per share in the previous quarter. The current quarter’s other income included $881,000 of non-cash income related to the revaluation of warrants on the company’s balance sheet that moves inversely to the value of the company’s stock price.

“The results of Nanogen’s first quarter show the immediate increase in revenues we expected from our growing product portfolio and license agreements from acquisitions. With renewed vigor in product sales, we are also seeing the benefits of our broader product line of reagents for conducting genetic analysis,” said Howard C. Birndorf, Nanogen’s chairman of the board and chief executive officer. “By building critical mass, we are accelerating our revenue growth while simultaneously continuing to realize cost efficiencies as we complete the integrations of Epoch Biosciences and SynX. We anticipate further revenue growth during the year as new products begin shipping during the second half of 2005.”

Nanogen reiterates its 2005 guidance provided when it reported year-end 2004 financial results. The company anticipates that total revenue will increase at least three-fold from 2004 levels based on its larger product portfolio and royalty revenues. Revenue growth should accelerate during 2005 as new products are introduced. Operating expenses are anticipated to rise slightly during the year. Overall, excluding the impact of potential future business combinations, Nanogen expects a continuing improvement in operating results.

Webcast of Today’s Conference Call

Nanogen management will host a conference call today to discuss the first quarter 2005 results at 4:30 p.m. Eastern Time. Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on May 3, 2005 and can be accessed via telephone at (877) 519-4471 for US/Canada participants, and (973) 341-3080 for international participants. The conference ID, 5984241, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide physicians and patients worldwide with sophisticated information to predict, diagnose and treat disease. Research and clinical reference labs use the highly accurate and reliable NanoChip® Molecular Biology Workstation, NanoChip® Electronic Microarray

and broad suite of analyte specific reagents to develop diagnostic tests for variety of diseases. Nanogen also offers a broad portfolio of patented nucleic acids chemistries and molecular tools that accelerate genomic analysis and are compatible with many systems. The SynX subsidiary offers a line of point-of-care diagnostic tests and is building expertise in cardiac related health conditions. Nanogen’s ten years of pioneering research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating results, estimates of operating expenses and projections of revenue increases. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether new products will be launched, whether any benefits expected from mergers and acquisitions are achieved, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K most recently filed with the Securities and Exchange Commission. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of March 31, 2005	As of December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,715	$15,372
Short-term investments	27,134	36,562
Receivables, net of allowance for doubtful accounts of $117 and $176 in 2005 and 2004, respectively	2,246	2,023
Inventories, net	2,117	1,744
Other current assets	1,571	1,741

Total current assets	45,783	57,442
Property and equipment, net	8,114	8,500
Acquired technology rights, net	11,152	11,819
Restricted cash	1,411	1,411
Other assets, net	786	780
Goodwill	96,178	96,072

Total assets	$163,424	$176,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,100	$9,923
Deferred revenue	322	420
Common stock warrants	231	1,112
Current portion of debt obligations	909	988

Total current liabilities	7,562	12,443
Debt obligations, less current portion	624	610
Other long-term liabilities	5,484	5,455

Total long-term liabilities	6,108	6,065

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2005 and December 31, 2004	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at March 31, 2005 and December 31, 2004; 47,771,773 and 47,765,581 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	48	48
Additional paid-in capital	375,152	374,910
Accumulated other comprehensive loss	(134)	(174)
Deferred compensation	(971)	(1,184)
Accumulated deficit	(223,419)	(215,162)
Treasury stock, at cost, 500,189 shares at March 31, 2005 and December 31, 2004, respectively	(922)	(922)

Total stockholders’ equity	149,754	157,516

Total liabilities and stockholders’ equity	$163,424	$176,024

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2005	2004
Revenues:
Product sales	$1,210	$1,132
License fees	1,700	152
Sponsored research	—	375
Contracts and grants	266	500

Total revenues	3,176	2,159
Costs and expenses:
Cost of product sales	1,146	914
Research and development	4,912	4,348
Selling, general and administrative	5,967	3,575
Amortization of purchased intangible assets	393	—

Total costs and expenses	12,418	8,837

Loss from operations	(9,242)	(6,678)
Other income (expense):
Interest income, net	179	102
Other expense	(88)	(20)
Warrant valuation adjustment	881	—
Gain on foreign currency translation	13	1,221

Total other income	985	1,303

Net loss	$(8,257)	$(5,375)

Net loss per share—basic and diluted	$(0.17)	$(0.20)

Number of shares used in computing net loss per share—basic and diluted	47,773	26,936